Exhibit 99.2

Jupiter Wellness Acquisition Corp. Completes Upsized $ 138,000,000 Initial Public Offering, Including Full Exercise of Over-Allotment Option

New York, NY, December 9, 2021 (GLOBE NEWSWIRE) – Jupiter Wellness Acquisition Corp. (Nasdaq: JWACU) (the “Company”) today announced the closing of its upsized initial public offering of 13,800,000 units at a price to the public of $10.00 per unit, which includes 1,800,000 units issued pursuant to the underwriters’ exercise of the over-allotment option in full, with the offering raising gross proceeds of $138,000,000. The units commenced trading on Tuesday, December 7, 2021, on The Nasdaq Global Market (“Nasdaq”) under the symbol “JWACU.” Each unit issued in the initial public offering consists of one share of Class A common stock and one right to receive one-eighth of one share of Class A common stock upon the consummation of the Company’s initial business combination. Once the securities comprising the units begin separate trading, the shares of Class A common stock and rights are expected to be listed on Nasdaq under the symbols “JWACQ” and “JWACR,” respectively.

I-Bankers Securities, Inc. acted as sole book-running manager of the offering.

Of the proceeds received from the consummation of the initial public offering and a simultaneous private placement of units, $139,380,000 (or $10.10 per unit sold in the public offering) was placed in trust. An audited balance sheet of the Company as of December 9, 2021 reflecting receipt of the proceeds upon consummation of the initial public offering and the private placement will be included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission (the “SEC”).

A registration statement relating to these securities was declared effective by the SEC on December 6, 2021. The offering is being made only by means of a prospectus, copies of which may be obtained by contacting I-Bankers Securities, Inc., 1208 Shady Ln N., Keller, TX 76248 or by e-mail at info@ibankers.com. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Jupiter Wellness Acquisition Corp.

Jupiter Wellness Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region, although the Company intends to focus its search on targets in the healthcare industry with an enterprise value of approximately $300 million to $1 billion.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward- looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Brian S. John
Jupiter Wellness Acquisition Corp.
1061 E. Indiantown Road, Suite 110
Jupiter, Florida 33477

Telephone: (561) 244-7100